Exhibit 99.1

News Release

Linda McNeill, Investor Relations (713) 267-7622
BRISTOW GROUP REPORTS FISCAL 2009 SECOND QUARTER FINANCIAL RESULTS
HOUSTON, November 6, 2008 — Bristow Group Inc. (NYSE: BRS) today reported financial results for the three months ended September 30, 2008, which is the Company’s fiscal 2009 second quarter.
Highlights include:
For the September 2008 quarter:
•	Revenue increased 12% versus the September 2007 quarter to $291.7 million. Revenue gains occurred across all of our business units, but most significantly in our U.S. Gulf of Mexico, Europe and Southeast Asia business units. Revenue gains were driven in large part by the addition of new aircraft and improved pricing.

•	Operating income decreased 19% to $40.4 million from $49.7 million in the September 2007 quarter primarily as a result of the items discussed below.

•	Income from continuing operations decreased 16% to $28.0 million from $33.3 million in the September 2007 quarter primarily as a result of the items discussed below, but also as a result of decreased earnings from unconsolidated affiliates and an increase in net interest expense which resulted from debt offerings in November 2007 and June 2008. These items were partially offset by gains on disposal of assets and an increase in other income (expense), net which primarily related to foreign currency exchange gains driven by a strengthening U.S. dollar.

•	Diluted earnings per share decreased to $0.78 from $1.12 in the September 2007 quarter primarily as a result of the decrease in income from continuing operations and the June 2008 equity offering, which reduced diluted earnings per share in the September 2008 quarter by $0.13.

•	The largest factors affecting operating results for the September 2008 quarter were:
•	Hurricanes in the U.S. Gulf of Mexico during the September 2008 quarter, which resulted in a decrease in flight activity and an increase in costs, reducing operating income by $2.1 million, income from continuing operations by $1.5 million and diluted earnings per share by $0.04.

•	Revenue recognized in the September 2008 quarter related to contractual rate escalations and retroactive rate adjustments applicable to services performed in prior quarters in Europe, which increased operating income by $4.5 million, income from continuing operations by $3.2 million and diluted earnings per share by $0.09.

•	Decreases in operating results in Australia — part of our Southeast Asia business unit — which reduced operating income by $5.9 million, income from continuing operations by $4.2 million and diluted earnings per share by $0.12. Operating results in Australia were lower than expected as a result of delays in planned contracts, increased compensation costs, unscheduled line maintenance and re-positioning of aircraft.

•	As in the June 2008 quarter and as was anticipated for the September 2008 quarter, Eastern Hemisphere Centralized Operations experienced higher maintenance expense (primarily due to foreign currency movements related to the portion of our third party maintenance contracts denominated in euros and an increase in heavy maintenance activities) which reduced operating income by $2.7 million, income from continuing operations by $1.9 million and diluted earnings per share by $0.05.
•	Earnings for the September 2007 quarter benefited from the reversal of $1 million of accrued costs associated with the settlement of the U.S. Securities and Exchange Commission (“SEC”) investigation, items in Nigeria, including $2.1 million of retroactive rate increases related to services rendered in a prior quarter and the reversal of $5.4 million in sales tax contingency, and $2.4 million of contractual rate escalations on services performed in prior quarters under contracts with our customers in Europe, which collectively increased operating income by $10.9 million, income from continuing operations by $7.3 million and diluted earnings per share by $0.24 in the September 2007 quarter.
For the six months ended September 30, 2008:
•	Revenue increased 17% versus the six months ended September 30, 2007 to $575.8 million. Revenue gains occurred across all of our business units, but most significantly in our U.S. Gulf of Mexico, Europe, West Africa and Southeast Asia business units. Revenue gains were driven in large part by the addition of new aircraft and improved pricing.

•	Operating income decreased 8% to $72.0 million from $78.5 million for the six months ended September 30, 2007 primarily as a result of the items discussed below.

•	Income from continuing operations decreased 8% to $50.7 million from $55.2 million for the six months ended September 30, 2007 as a result of decreased operating income and an increase in net interest expense which resulted from debt offerings in June and November 2007 and June 2008. These items were partially offset by gains on disposal of assets for the six months ended September 30, 2008 — compared to losses in the same period a year ago — along with an increase in other income (expense), net, which primarily related to foreign currency exchange gains driven by a strengthening U.S. dollar, and an increase in earnings from unconsolidated affiliates.

•	Diluted earnings per share decreased to $1.50 from $1.87 for the six months ended September 30, 2007 primarily as a result of the decrease in income from continuing operations and the June 2008 equity offering, which reduced diluted earnings per share for the six months ended September 30, 2008 by $0.15.

•	The largest factors affecting operating results for the six months ended September 30, 2008 were:
•	Hurricanes in the U.S. Gulf of Mexico during the September 2008 quarter, which resulted in a decrease in flight activity and an increase in costs, reducing operating income by $2.1 million, income from continuing operations by $1.5 million and diluted earnings per share by $0.05.

•	Revenue recognized during the six months ended September 30, 2008 related to contractual rate escalations and retroactive rate adjustments applicable to services performed in prior periods in Europe of $2.9 million and Russia — part of our Other International business unit — of $1.2 million, which increased operating income by $4.1 million, income from continuing operations by $2.9 million and diluted earnings per share by $0.09.

•	Decreases in operating results in Australia, part of our Southeast Asia business unit — which reduced operating income by $8.5 million — income from continuing operations by $6.1 million and diluted earnings per share by $0.18. Operating results in Australia were lower than expected as a result of delays in planned contracts, increased compensation costs, unscheduled line maintenance and re-positioning of aircraft.

•	Higher maintenance expense in Eastern Hemisphere Centralized Operations (primarily due to foreign currency movements related to the portion of our third party maintenance contracts denominated in euros and an increase in heavy maintenance activities) which reduced operating income by $9.6 million, income from continuing operations by $6.9 million and diluted earnings per share by $0.20.

•	The restructuring of our ownership interests in affiliates in Mexico — part of our Latin America business unit — which resulted in several changes effective April 1, 2008, which increased operating income by $0.8 million, income from continuing operations by $3.7 million and diluted earnings per share by $0.11.
•	Financial results for the six months ended September 30, 2007 included a reversal of accrued costs of $1 million associated with the settlement of the SEC investigation, the reversal of $5.4 million in sales tax contingency in Nigeria and $1.9 million of contractual rate escalations on services performed in prior periods under contracts with our customers in Europe, which collectively increased operating income by $8.3 million, income from continuing operations by $5.5 million and diluted earnings per share by $0.18.
Sale of Certain Single-Engine Aircraft
As previously announced, on October 30, 2008, we closed the sale of 53 single-engine aircraft and related assets operating in the U.S. Gulf of Mexico for approximately $65 million, 20% of which was received at closing, with the remainder to be paid to us from escrow as the titles to the aircraft are processed by the U.S. Federal Aviation Administration. The sale is expected to result in a pre-tax gain of approximately $40 million, or $0.72 per diluted share after tax, in the December 2008 quarter.
Acquisition of Additional Interest in Norsk Helikopter
Also as previously announced, on October 31, 2008, we acquired the remaining interest in Norsk Helikopter AS, our affiliate in Norway of which we previously owned 49%. Our partner in Norsk received approximately $5.1 in cash and all of Lufttransport AS, an air ambulance subsidiary of Norsk. We now own 100% of Norsk and will consolidate this entity effective October 31, 2008, including approximately $22 million in debt. Norsk, excluding Lufttransport, generated $133.9 million of revenue, $4.8 million of operating income and $3.1 million of net income for the year ended December 31, 2007. Our Europe operations for our fiscal year ended March 31, 2008 generated $13.5 million in revenue from leasing aircraft to Norsk, which will be eliminated in consolidation in future periods.
Capital and Liquidity
•	At September 30, 2008 we continued to have a strong balance sheet, which allows us the financial flexibility to take advantage of growth opportunities:
•	$1.2 billion in stockholders’ investment and $730.9 million of indebtedness

•	$399.1 million in cash and $100 million undrawn revolving credit facility

•	Aircraft purchase commitments totaled $379.9 million for 42 aircraft, with options totaling $806.3 million for 47 aircraft
•	During the six months ended September 30, 2008, we generated strong cash flows, including:
•	$55.5 million of cash from operating activities

•	$62.2 million of EBITDA

•	$336.6 million in net proceeds from the sale of convertible senior notes and common stock

•	We used $278.5 million for capital expenditures — primarily for aircraft

CEO Remarks
“We are pleased with our continued growth, which was driven by the addition of new aircraft and improved pricing. Excluding the previously disclosed impact of the worse than usual hurricane season in the U.S. Gulf of Mexico and the increased Eastern Hemisphere maintenance costs, our consolidated operating results were in line with our expectations with better than expected results in Europe being offset by lower than expected results in Australia. Some of these items are not expected to recur (e.g. extent of hurricanes and portion of costs in Australia), and we have taken actions to address and mitigate the portion of the costs expected to continue.,” said William E. Chiles, President and Chief Executive Officer of Bristow Group Inc.
“Over the past three years we have raised approximately $1.1 billion of capital in a mix of debt and equity through public and private financings. We expect that our September 30, 2008 cash balance of $399 million will be sufficient to satisfy our remaining aircraft purchase commitments of $380 million, 61% of which are payable after March 31, 2009.
“The cash we expect to generate from future operations, along with the sales of aircraft and the $100 million borrowing capacity under our revolving credit facility, should provide us with additional uncommitted liquidity. We remain disciplined in our capital program. In addition, we are taking proactive measures to protect the Company’s liquidity during this period of disruption in the financial markets, including seeking secure investments for our cash and monitoring the ability of our business counterparties to fulfill their obligations to us.
“We remain in close contact with our customers to understand their plans for future operating expenditures, which are the primary source of our revenue, as well as their capital expenditures, which fund a smaller portion of our income. At this time, we have not experienced a decline in customer demand for our services. Most of our pending business is production based and therefore less likely to be curtailed as a result of lower oil and gas prices. We expect the aircraft on order and the available uncommitted liquidity to allow us deliver on our growth plans.”
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. EST (9:00 a.m. CST) on Thursday, November 6, 2008, to review financial results for the fiscal 2009 second quarter ended September 30, 2008. The conference call can be accessed as follows:
Via Webcast:
•	Visit Bristow Group’s investor relations Web page at http://www.bristowgroup.com

•	Live: Click on the link for “Q2 2009 Bristow Group Inc. Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion
Via Telephone within the U.S.:
•	Live: Dial toll free (800) 218-0204

•	Replay: A telephone replay will be available through Thursday, November 20, by dialing toll free (800) 405-2236, passcode: 11121266#
Via Telephone outside the U.S.:
•	Live: Dial (303) 262-2163

•	Replay: A telephone replay will be available through Thursday, November 20, by dialing (303) 590-3000, passcode: 11121266#

ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated. Through its subsidiaries, affiliates and joint ventures, the Company has major transportation operations in most of the major offshore oil and gas producing regions of the world, including in the North Sea, the U.S. Gulf of Mexico, Nigeria and Australia. For more information, visit the Company’s website at www.bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding customer demand, future operations, future liquidity, ability to satisfy commitments, supply of helicopters and growth plans and opportunities. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2008 and the annual report on Form 10-K for the fiscal year ended March 31, 2008. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
Gross revenue:
Operating revenue from non-affiliates	$219,858	$248,526	$419,767	$489,660
Operating revenue from affiliates	13,858	18,430	24,955	35,700
Reimbursable revenue from non-affiliates	23,594	23,208	42,636	47,579
Reimbursable revenue from affiliates	2,498	1,524	3,601	2,872

	259,808	291,688	490,959	575,811

Operating expense:
Direct cost	152,624	188,393	305,712	375,366
Reimbursable expense	24,098	24,681	44,243	50,748
Depreciation and amortization	12,351	15,485	23,682	30,440
General and administrative	20,260	25,984	38,645	53,190
Loss (gain) on disposal of assets	757	(3,302)	173	(5,967)

	210,090	251,241	412,455	503,777

Operating income	49,718	40,447	78,504	72,034

Earnings from unconsolidated affiliates, net of losses	4,118	1,971	7,508	9,694
Interest income	3,960	3,205	6,084	4,652
Interest expense	(6,523)	(8,404)	(9,451)	(16,897)
Other income (expense), net	360	2,070	786	3,762

Income from continuing operations before provision for income taxes and minority interest	51,633	39,289	83,431	73,245
Provision for income taxes	(18,294)	(10,310)	(27,733)	(20,914)
Minority interest	(4)	(952)	(453)	(1,655)

Income from continuing operations	33,335	28,027	55,245	50,676
Discontinued operations:
Income (loss) from discontinued operations before provision for income taxes	962	(379)	2,119	(379)
(Provision) benefit for income taxes on discontinued operations	(347)	133	(742)	133

Income (loss) from discontinued operations	615	(246)	1,377	(246)

Net income	33,950	27,781	56,622	50,430
Preferred stock dividends	(3,163)	(3,163)	(6,325)	(6,325)

Net income available to common stockholders	$30,787	$24,618	$50,297	$44,105

Basic earnings per common share:
Earnings from continuing operations	$1.27	$0.85	$2.07	$1.65
Earnings (loss) from discontinued operations	0.03	(0.01)	0.06	(0.01)

Net earnings	$1.30	$0.84	$2.13	$1.64

Diluted earnings per common share:
Earnings from continuing operations	$1.10	$0.79	$1.83	$1.51
Earnings (loss) from discontinued operations	0.02	(0.01)	0.04	(0.01)

Net earnings	$1.12	$0.78	$1.87	$1.50

Weighted average number of common shares outstanding:
Basic	23,731	29,085	23,635	26,941
Diluted	30,408	35,636	30,263	33,487

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	September 30,
	2008	2008
		(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$290,050	$399,055
Accounts receivable from non-affiliates	204,599	192,933
Accounts receivable from affiliates	11,316	25,462
Inventories	176,239	166,958
Prepaid expenses and other	24,177	20,654
Assets held for sale — U.S. Gulf of Mexico	—	21,369

Total current assets	706,381	826,431
Investment in unconsolidated affiliates	52,467	33,951
Property and equipment — at cost:
Land and buildings	60,056	57,341
Aircraft and equipment	1,428,996	1,649,743

	1,489,052	1,707,084
Less — Accumulated depreciation and amortization	(316,514)	(302,538)

	1,172,538	1,404,546
Goodwill	15,676	16,571
Other assets	30,293	25,605

	$1,977,355	$2,307,104

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Current liabilities:
Accounts payable	$49,650	$45,090
Accrued wages, benefits and related taxes	35,523	32,290
Income taxes payable	5,862	229
Other accrued taxes	1,589	3,848
Deferred revenues	15,415	14,096
Accrued maintenance and repairs	13,250	13,579
Accrued interest	5,656	6,414
Other accrued liabilities	22,235	24,110
Deferred taxes	9,238	11,553
Short-term borrowings and current maturities of long-term debt	6,541	5,378

Total current liabilities	164,959	156,587
Long-term debt, less current maturities	599,677	725,534
Accrued pension liabilities	134,156	117,566
Other liabilities and deferred credits	14,805	15,760
Deferred taxes	91,747	98,802
Minority interest	4,570	11,064
Commitments and contingencies Stockholders’ investment:
5.50% mandatory convertible preferred stock	222,554	222,554
Common stock	239	291
Additional paid-in capital	186,390	416,025
Retained earnings	606,931	652,291
Accumulated other comprehensive loss	(48,673)	(109,370)

	967,441	1,181,791

	$1,977,355	$2,307,104

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
Flight hours (excludes Bristow Academy and unconsolidated affiliates):
U.S. Gulf of Mexico	36,621	34,891	74,489	72,530
Arctic	3,002	3,695	5,405	6,132
Latin America	10,810	10,938	22,177	20,002
Europe	11,494	10,265	22,315	20,571
West Africa	9,887	9,647	18,785	19,245
Southeast Asia	3,644	4,841	6,988	9,723
Other International	2,177	1,823	4,724	3,876

Consolidated total	77,635	76,100	154,883	152,079

Gross revenue:
U.S. Gulf of Mexico	$55,948	$62,491	$111,376	$124,000
Arctic	5,290	6,840	9,647	11,083
Latin America	16,951	19,051	32,987	39,257
WH Centralized Operations	821	2,909	1,975	5,169
Europe	93,459	98,303	176,816	193,733
West Africa	45,799	47,010	79,082	90,310
Southeast Asia	23,858	33,381	46,350	70,261
Other International	12,046	14,215	23,501	27,236
EH Centralized Operations	5,331	8,128	12,136	16,965
Bristow Academy	3,228	5,572	6,247	11,723
Intrasegment eliminations	(2,923)	(6,208)	(9,158)	(13,954)
Corporate	—	(4)	—	28

Consolidated total	$259,808	$291,688	$490,959	$575,811

Operating income (loss):
U.S. Gulf of Mexico	$9,680	$8,263	$18,779	$16,252
Arctic	1,440	1,900	2,115	2,419
Latin America	4,251	4,553	7,585	11,028
WH Centralized Operations	70	904	1,362	228
Europe	21,895	21,969	36,470	39,445
West Africa	15,492	8,024	18,289	14,540
Southeast Asia	5,107	1,064	9,234	5,250
Other International	1,781	1,578	4,046	2,775
EH Centralized Operations	(3,247)	(4,467)	(7,526)	(12,388)
Bristow Academy	(391)	(159)	(482)	387
Gain (loss) on disposal of assets	(757)	3,302	(173)	5,967
Corporate	(5,603)	(6,484)	(11,195)	(13,869)

Consolidated total	$49,718	$40,447	$78,504	$72,034

Operating margin:
U.S. Gulf of Mexico	17.3%	13.2%	16.9%	13.1%
Arctic	27.2%	27.8%	21.9%	21.8%
Latin America	25.1%	23.9%	23.0%	28.1%
Europe	23.4%	22.3%	20.6%	20.4%
West Africa	33.8%	17.1%	23.1%	16.1%
Southeast Asia	21.4%	3.2%	19.9%	7.5%
Other International	14.8%	11.1%	17.2%	10.2%
Bristow Academy	(12.1)%	(2.9)%	(7.7)%	3.3%
Consolidated total	19.1%	13.9%	16.0%	12.5%
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